                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): MAY 9, 1996


                            THE UNIMARK GROUP, INC.
             (Exact name of registrant as specified in its charter)



         TEXAS                        0-26096                75-2436543
(State or other jurisdiction        (Commission            (IRS Employer
  of incorporation)                 File Number)         (Identification No.)




                                 UNIMARK HOUSE
                                  BARTONVILLE
                              ARGYLE, TEXAS 76226
               (Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code: (817) 491-2992

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

THE GISE ACQUISITION

         (a) On May 9, 1996, The UniMark Group, Inc. (the "Company" or "UniMark"), acquired all of the outstanding shares of capital stock of Grupo Industrial Santa Engracia, S.A. De C.V., a Mexican company ("GISE"), pursuant to that certain Stock Purchase Agreement (the "Agreement") dated as of April 30, 1996 among the Company and the shareholders of GISE. All of GISE's shareholders are Mexican nationals and prior to this transaction, there was no material relationship between (i) GISE or its shareholders and (ii) the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer. Pursuant to the Agreement, UniMark issued and delivered to the GISE shareholders 782,614 shares of its authorized but unissued Common Stock (the "Common Stock") previously.

         In addition, UniMark agreed to pay to the GISE shareholders up to an additional $8 million of contingent consideration if certain future financial
targets are achieved.   The Agreement provides that if for any of 1996, 1997,
1998 or 1999 (a) GISE's income before interest, depreciation, amortization, taxes and translation gain/loss ("EBITDA") less Cost of Capital (as defined below) exceeds (b) the Target Base EBITDA Amounts (as set forth in the table below) for the corresponding year (as set forth in the table below), then, UniMark shall pay to the GISE shareholders an amount equal to 3.5 times such excess amount (the "Additional Consideration") up to a cumulative aggregate amount of $8 million:

                      Fiscal Year                   Target Base
                      ended December 31,            EBITDA Amounts
                      ------------------            --------------
                      1996                           $ 3,540,000
                      1997                             5,023,000
                      1998                             7,517,000
                      1999                             9,542,000

         The GISE Agreement provides that "Cost of Capital" for any fiscal year shall mean an amount equal to 10 percent of Outstanding Cumulative Capital Expenditures. "Outstanding Cumulative Capital Expenditures" for a particular fiscal year is defined as (a) the weighted average amount of all expenditures made by GISE during the particular fiscal year for assets with an expected life in excess of one year plus (b) the amount of all expenditures for assets with an expected life in excess of one year made by GISE after the closing but prior to the beginning of that particular fiscal year. Additional Consideration, if any, that may be due with respect to any year shall be due and payable on April 1 of the following year, at UniMark's option in either shares of Common Stock or cash. The purchase price was arrived at through arms-length negotiations.

         (b) GISE is a major Mexican producer of citrus concentrates, citrus oils and citrus juices. GISE's two juice plants are located in Cd. Victoria, Tamaulipas, Mexico and Poza Rica, Veracruz, Mexico in the heart of major citrus growing regions. The Company currently intends to continue the business of GISE as presently conducted. UniMark believes that the GISE acquisition will confer operational benefits on both companies resulting from combining fruit procurement functions. In addition, UniMark believes that GISE should benefit from UniMark's international distribution and marketing expertise.

THE SIMPLY FRESH ACQUISITION

         (a) On May 9, 1996, the Company acquired all of the outstanding shares of capital stock of Simply Fresh Fruit, Inc., a California corporation ("Simply Fresh"), a fruit processing and distribution company located in Los Angeles, California, in exchange for

$2.5 million in cash, 90,909 shares of Common Stock and $1.0 million in cash payable in consideration for a five-year covenant by Simply Fresh's principals and their affiliates not to compete in the United States. In addition, the Company has agreed to pay Simply Fresh's two stockholders an amount equal to $0.0025 per pound of fruit processed using certain proprietary technology developed by Simply Fresh with the amount payable pursuant to this agreement not to exceed $2.0 million. Prior to this transaction, there was no material relationship between (i) Simply Fresh or its shareholders and (ii) the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer. The purchase price was arrived at through arms-length negotiations.

         (b) Substantially all of Simply Fresh's sales are to the foodservice industry in the western United States. UniMark believes that the Simply Fresh Acquisition will afford it with (i) operating synergies resulting from processing some of the fruit used in Simply Fresh's products at UniMark's Mexican plants and (ii) expanded distribution into the foodservice market. In addition, the Simply Fresh plant is strategically located to process fruit grown in California and Arizona, two major citrus growing regions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

         The historical financial statements of Grupo Industrial Santa Engracia, S.A. De C.V. and Simply Fresh Fruit, Inc., are included in this Form 8-K. See "Index to Financial Statements."


(B)      PRO FORMA FINANCIAL INFORMATION

         The pro forma financial information of Grupo Industrial Santa Engracia, S.A. De C.V. and Simply Fresh Fruit, Inc., are included in this Form 8-K. The pro forma financial information also includes the pro forma effect on 1995 of the January 3, 1996 acquisition of Les Produits Deli-Bon, Inc previously reported on Form 8-K dated January 3, 1996.

(C)      EXHIBITS


10.27 Stock Purchase Agreement among The UniMark Group, Inc. and the shareholders of Grupo Industrial Santa Engracia, S.A. De C.V. dated as of April 30, 1996.

10.28 Stock Purchase Agreement among The UniMark Group, Inc., UniMark Foods, Inc., Sam Perricone and the shareholders of Simply Fresh Fruit, Inc. dated as of May 9, 1996.

23.1          Consent of Ernst & Young, LLP.

23.2          Consent of Mancera S.C. Ernst & Young.

23.3          Consent of Garza, Jasso y Asociados

99.1          Press Release of the Registrant dated May 1, 1996.

99.2          Press Release of the Registrant dated May 9, 1996.

99.3          Press Release of the Registrant dated May 10, 1996.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


Date:    May 9, 1996                    THE UNIMARK GROUP, INC.
                                        (A Texas Corporation)


                                        By:      /s/ Keith Ford
                                                 ------------------------------
                                                  Vice President and Chief
                                                  Accounting Officer

                            THE UNIMARK GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
THE UNIMARK GROUP, INC.; LES PRODUITS DELI-BON INC.; GRUPO INDUSTRIAL SANTA ENGRACIA,
  S.A. DE
  C.V. AND SIMPLY FRESH FRUIT, INC.
  Introduction to Pro Forma Condensed Consolidated Financial Information..............  F-2
  Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1995
     (Unaudited)......................................................................  F-3
  Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31,
     1995 (Unaudited).................................................................  F-4
  Notes to Pro Forma Condensed Consolidated Financial Information (Unaudited).........  F-5
                       HISTORICAL FINANCIAL INFORMATION
GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.
  Reports of Independent Auditors.....................................................  F-7
  Balance Sheets as of December 31, 1994 and 1995.....................................  F-9
  Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995.......  F-10
  Statements of Stockholders' Equity for the Years Ended December 31, 1993, 1994 and
     1995.............................................................................  F-11
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995.......  F-12
  Notes to Financial Statements.......................................................  F-13
SIMPLY FRESH FRUIT, INC.
  Report of Independent Auditors......................................................  F-20
  Balance Sheet as of December 31, 1995...............................................  F-21
  Statement of Income and Retained Earnings for the Year Ended December 31, 1995......  F-22
  Statement of Cash Flows for the Year Ended December 31, 1995........................  F-23
  Notes to Financial Statements.......................................................  F-24

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

     On January 3, 1996, the Company acquired all the outstanding shares of capital stock of Les Produits Deli-Bon Inc. ("Deli-Bon"), a Quebec corporation, which is a processor of fruit and primarily targets the foodservice industry. Total consideration for the purchase of the shares included approximately: (i) $787,000 in cash; (ii) a $49,000 six-month promissory note and (iii) 28,510 shares of Common Stock.

     On May 9, 1996, the Company acquired all the outstanding shares of capital stock of Grupo Industrial Santa Engracia, S.A. de C.V., a Mexican company ("GISE"), which is a processor of citrus concentrate, oils and juices. Total consideration for the purchase of the shares included 782,614 shares of Common Stock and contingent consideration of up to an additional $8.0 million of Common Stock or cash if certain future earnings targets are achieved.

     Also on May 9, 1996, the Company acquired all the outstanding shares of capital stock of Simply Fresh Fruit, Inc., a California corporation ("Simply Fresh"), which is a processor of fruit and primarily targets the foodservice industry. Total consideration for the purchase of the shares included approximately: (i) $2,500,000 in cash; (ii) 90,909 shares of Common Stock and
(iii) $1 million in cash payable in consideration for a five-year covenant not to compete.

     The unaudited pro forma condensed consolidated balance sheet of the Company, GISE, Simply Fresh and Deli-Bon, as of December 31, 1995, reflects these acquisitions as if they had occurred on December 31, 1995.

     The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1995 reflects these acquisitions as if they had occurred on January 1, 1995.

     Historically, Simply Fresh has purchased fresh fruit on the open market for processing at their facility in Los Angeles, California. UniMark intends to provide Simply Fresh with fresh fruit processed at its facilities in Mexico at a significant cost savings to Simply Fresh. UniMark is exercising its plan to initially provide pineapple and melons to Simply Fresh this season. Accordingly, a reduction in Simply Fresh's cost of products sold equal to the estimated cost savings (Simply Fresh's actual cost minus UniMark's cost delivered to Los Angeles) of UniMark providing 50% of the pineapple and melons processed by Simply Fresh during 1995 has been reflected as an adjustment in the unaudited pro forma condensed consolidated statement of income.

     The unaudited pro forma condensed consolidated balance sheet and statement of income should be read in conjunction with the separate historical financial statements of the Company, GISE and Simply Fresh and related notes appearing elsewhere in this filing and with the separate historical financial statements of Deli-Bon and related notes appearing in the Company's filing on Form 8-K/A on March 17, 1996. The pro forma financial information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined Company.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1995

                                     ASSETS

                                                                               PRO FORMA
                                                          SIMPLY              ADJUSTMENTS      PRO FORMA
                                       UNIMARK    GISE    FRESH    DELI-BON    (NOTE 2)         BALANCE
                                       -------   ------   ------   --------   -----------      ---------
                                                         (IN THOUSANDS OF U.S. DOLLARS)
Current assets:
  Cash and cash equivalents..........  $ 6,286   $  320   $    4    $  150      $(3,287)(a)     $ 6,473
                                                                                  3,000(b)
  Receivables........................    4,574    1,474      786       257           --           7,091
  Inventories........................    6,182    2,252      159        86           --           8,679
  Taxes receivable...................      824      402       --        --           --           1,226
  Deferred income taxes..............       81       --       11        --           --              92
  Prepaid expenses...................      300       68       30        11           --             409
                                       -------   ------   ------    ------      -------         -------
Total current assets.................   18,247    4,516      990       504         (287)         23,970
Marketable securities................       --       --       87        --           --              87
Property, plant and equipment........    7,689    3,761      422       526        4,676(c)       17,074
Deferred income taxes................      338      573       14        --           --             925
Goodwill.............................       --       --       --        --        5,901(d)        5,901
Covenant not to compete..............       --       --       --        --        1,002(e)        1,002
Other assets.........................      224       --      154        --          (19)(f)         359
                                       -------   ------   ------    ------      -------         -------
                                       $26,498   $8,850   $1,667    $1,030      $11,273         $49,318
                                       =======   ======   ======    ======      =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............  $ 3,545   $1,953   $   --    $   --      $    49(g)      $ 8,547
                                                                                  3,000(b)
  Current portion of long-term
     debt............................      183      222      127        56          163(h)          751
  Accounts payable...................    4,356    1,497      839       329           --           7,021
  Accrued expenses...................      943      314      108        --           --           1,365
  Income taxes payable...............       13       --       --         3           --              16
  Deferred income taxes..............    1,726      926       --        --           15(i)        2,667
                                       -------   ------   ------    ------      -------         -------
Total current liabilities............   10,766    4,912    1,074       388        3,227          20,367
Long-term debt, less current
  portion............................      699    2,263      226        91          839(j)        4,118
Deferred income taxes................       55       --       --        19           --              74
Shareholders' equity:
  Common stock.......................       59    1,779       22       375       (2,167)(k)          68
  Additional paid-in capital.........   13,035       --       --        --        9,772(1)       22,807
  Retained earnings..................    1,884     (104)     345       157         (398)(m)       1,884
                                       -------   ------   ------    ------      -------         -------
Total shareholders' equity...........   14,978    1,675      367       532        7,207          24,759
                                       -------   ------   ------    ------      -------         -------
                                       $26,498   $8,850   $1,667    $1,030      $11,273         $49,318
                                       =======   ======   ======    ======      =======         =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                                               PRO FORMA
                                                        SIMPLY                ADJUSTMENTS      PRO FORMA
                                  UNIMARK     GISE      FRESH     DELI-BON     (NOTE 3)         BALANCE
                                  -------    -------    ------    --------    -----------      ---------
                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
Net sales........................ $36,866    $13,915    $8,918     $2,675        $  --          $62,374
Cost of products sold............  24,192      7,776     6,990      2,019         (547)(a)       40,762
                                                                                   332(b)
                                  -------    -------    ------     ------        -----          -------
                                   12,674      6,139     1,928        656          215           21,612
Selling, general and
  administrative expenses........   8,423      1,987     1,813        587         (327)(c)       12,916
                                                                                   355(d)
                                                                                    78(b)
                                  -------    -------    ------     ------        -----          -------
Income from operations...........   4,251      4,152       115         69          109            8,696
Other income (expense):
  Interest expense...............    (318)      (922)      (33)       (12)        (198)(e)       (1,483)
  Interest income................     470        201         9         --           --              680
  Foreign currency transaction
     gain (loss).................     124       (868)       --         --           --             (744)
  Other..........................      98         --         8         --           --              106
                                  -------    -------    ------     ------        -----          -------
                                      374     (1,589)      (16)       (12)        (198)          (1,441)
                                  -------    -------    ------     ------        -----          -------
Income before income taxes.......   4,625      2,563        99         57          (89)           7,255
Income tax expense...............   1,678      1,009        29         13           24(f)         2,753
                                  -------    -------    ------     ------        -----          -------
Net income....................... $ 2,947    $ 1,554    $   70     $   44        $(113)         $ 4,502
                                  =======    =======    ======     ======        =====          =======
Earnings per share:
  Primary........................ $  0.53                                                       $  0.69
                                  =======                                                       =======
  Fully diluted.................. $  0.51                                                       $  0.67
                                  =======                                                       =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

    THE UNIMARK GROUP, INC.; GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.;
            SIMPLY FRESH FRUIT, INC. AND LES PRODUITS DELI-BON INC.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Deli-Bon

The accompanying historical financial statements of Deli-Bon were prepared in accordance with the accounting principles generally accepted in Canada and are presented in Canadian dollars. No material variations exist between these principles and those generally accepted in the United States.

Deli-Bon amounts presented in the pro forma condensed consolidated balance sheet consist of the historical balance sheet of Deli-Bon as of January 2, 1996, which were converted into U.S. dollars at the exchange rate at the date of cash transfers of $.7493. Deferred grants appearing in the Deli-Bon balance sheet have been reclassified into property, plant and equipment.

     Deli-Bon amounts presented in the pro forma condensed consolidated statement of income consist of the historical statement of earnings of Deli-Bon for the eleven months ended January 2, 1996, plus results of operations for the one month ended January 31, 1995, to reflect a comparative twelve months of operations. This result was converted into U.S. dollars at the average exchange rate for the year of $.7285.

GISE

The accompanying historical financial statements of GISE were prepared in accordance with U.S. generally accepted accounting principles and are presented in pesos. GISE amounts presented in the pro forma condensed consolidated balance sheet consist of the GISE historical balance sheet amounts which were converted into U.S. dollars at the year end exchange rate of 7.7396 pesos. GISE amounts presented in the pro forma condensed consolidated statement of income consist of the GISE historical statement of income amounts, which were converted into U.S. dollars at the average exchange rate for the year of 6.4647 pesos.

NOTE 2 -- PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

     (a) To record the aggregate cash portion of the consideration paid in connection with the Simply Fresh Acquisition of $2,500,000 and the Deli-Bon Acquisition of $787,000.

     (b) To record a $3,000,000, 120-day bank loan bearing interest at 11.37% per annum, $2,500,000 of which was used to fund the cash portion of the consideration paid in connection with the Simply Fresh Acquisition.

     (c) To increase property, plant and equipment to their fair values at the dates of acquisition, the GISE Acquisition, $4,275,000, and the Deli-Bon Acquisition, $401,000.

     (d) To record aggregate goodwill resulting from the GISE Acquisition of $2,450,000, the Simply Fresh Acquisition of $3,183,000, and the Deli-Bon Acquisition of $268,000.

     (e) To record the aggregate present value discounted at 9% of the consideration to be paid in connection with non-compete agreements executed in connection with the Simply Fresh Acquisition, $803,000, and the Deli-Bon Acquisition, $199,000.

     (f) To record the aggregate reduction in other assets resulting from acquisition costs incurred prior to December 31, 1995.

     (g) To record a $49,000 short-term note payable bearing interest at 9% issued to a former shareholder of Deli-Bon in connection with the Deli-Bon Acquisition.

     (h) To record the current portion of amounts payable under non-compete agreements executed in connection with the Simply Fresh Acquisition, $133,000, and the Deli-Bon Acquisition, $30,000. (See Note (e) above).

     (i) To record deferred income taxes resulting from the Deli-Bon
Acquisition.

     (j) To record the non-current portion of amounts payable under non-compete agreements executed in connection with the Simply Fresh Acquisition, $670,000, and the Deli-Bon Acquisition, $169,000. (See Note (e) above).

     (k) To eliminate the capital accounts of GISE, $1,779,000, Simply Fresh, $22,000, and Deli-Bon, $375,000, offset by the recording of the par value of $.01 per share in connection with shares issued to GISE, 782,614 shares, Simply Fresh, 90,909 shares and Deli-Bon, 28,510 shares.

     (l) To record the additional paid-in capital resulting from the excess of the value of Common Stock issued in connection with the Acquisitions over the par value of such shares.

     (m) To eliminate the retained earnings of GISE, Simply Fresh and Deli-Bon resulting from their acquisitions.

NOTE 3 -- PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME ADJUSTMENTS

     (a) To record the reduction in Simply Fresh's cost of products sold equal to the estimated cost savings (Simply Fresh's actual cost minus UniMark's cost delivered to Los Angeles) of UniMark providing 50% of the pineapple and melons processed by Simply Fresh during 1995.

     (b) To record increased depreciation expense over estimated useful lives ranging from 3-25 years as a result of the increased carrying value of fixed assets of GISE and Deli-Bon. (See Note 2(c)).

     (c) To reflect the elimination of excess compensation in the amount of $108,000 attributable to the reduction in salary of a former shareholder of Simply Fresh and the elimination of $219,000 in fees paid to a company owned by the former Chairman of the Board of Simply Fresh in connection with procurement of fruit, which fees will no longer be paid following the Simply Fresh Acquisition.

     (d) To record the amortization of goodwill over 40 years for GISE and Simply Fresh, and 20 years for Deli-Bon amounting to an aggregate of $154,000, and the amortization of non-compete agreements over their five-year terms amounting to an aggregate of $201,000.

     (e) To record (i) interest expense amounting to $2,000 on a $49,000 short-term note payable issued to a former shareholder of Deli-Bon in connection with the Deli-Bon Acquisition; (ii) interest expense amounting to $114,000 on a $3,000,000, 120-day bank loan, $2.5 million of which was used to fund the cash portion of the consideration paid in connection with the Simply Fresh Acquisition; and (iii) accretion amounting to $201,000 on non-compete agreements executed in connection with the Simply Fresh Acquisition and the Deli-Bon Acquisition. (See Notes 2(g) and (b) above).

     (f) To record the increase in income tax expense incurred as a result of the pro forma adjustments after consideration of non-deductible goodwill amounting to $154,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Grupo Industrial Santa Engracia, S.A. de C.V.

     We have audited the accompanying balance sheet of Grupo Industrial Santa Engracia, S.A. de C.V., as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flow for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grupo Industrial Santa Engracia, S.A. de C.V. at December 31, 1995, and the results of its operations and its cash flow for the year then ended in accordance with accounting principles generally accepted in the United States of America.

                                               MANCERA, S. C.
                                               ERNST & YOUNG

San Pedro Garza Garcia, N. L., Mexico
April 23, 1996, except for Note 8,
as to which the date is
May 9, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Grupo Industrial Santa Engracia, S.A. de C.V.

     We have audited the accompanying balance sheet of Grupo Industrial Santa Engracia, S.A. de C.V., as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flow for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grupo Industrial Santa Engracia, S.A. de C.V. at December 31, 1994, and the results of its operations and its cash flow for each of the two years in the period ended December 31, 1994 in accordance with accounting principles generally accepted in the United States of America.

                                            GARZA, JASSO Y ASOCIADOS

Leon, Gto., Mexico
June 24, 1995

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1994         1995
                                                                        ---------    ---------
                                                                         (THOUSANDS OF PESOS)
ASSETS
Current assets:
  Cash................................................................  Ps  1,682    Ps  2,473
                                                                        ----------   ---------
  Accounts receivable:
     Clients (Note 3).................................................      9,309       11,259
     Sundry accounts receivable.......................................        160          150
     Taxes to be recovered............................................        358        3,111
                                                                        ----------   ---------
                                                                            9,827       14,520
                                                                        ----------   ---------
  Inventories (Note 1):
     Finished goods...................................................      4,290       13,045
     Raw materials and supplies.......................................        408           36
     Packing..........................................................         --          445
     Tools............................................................        439          803
     Advances to suppliers............................................        747        3,099
                                                                        ----------   ---------
                                                                            5,884       17,428
                                                                        ----------   ---------
  Prepaid expenses....................................................        184          529
                                                                        ----------   ---------
Total current assets..................................................     17,577       34,950
Property, plant and equipment (Note 2)................................     13,740       29,107
Deferred income tax (Note 6)..........................................      4,567        4,436
Other assets..........................................................         96           --
                                                                        ----------   ---------
Total assets..........................................................  Ps 35,980    Ps 68,493
                                                                        ==========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 4)..........................  Ps    465    Ps  1,721
  Short-term bank loans (Note 4)......................................     12,988       15,115
  Accounts payable:
     Suppliers (Note 3)...............................................        881       11,577
     Accrued taxes and expenses.......................................        839        1,715
  Asset tax...........................................................         48           43
  Employees' profit sharing...........................................         --          571
  Deferred income tax (Note 6)........................................      1,343        7,168
                                                                        ----------   ---------
Total current liabilities.............................................     16,564       37,910
Long-term debt less current portion (Note 4)..........................     16,494       17,518
Seniority premiums (Note 1)...........................................         --          100
                                                                        ----------   ---------
Total liabilities.....................................................     33,058       55,528
                                                                        ----------   ---------
Stockholders' equity (Note 7):
  Capital stock; 1 Ps par value; 13,770,000 shares authorized, issued
     and outstanding..................................................     13,770       13,770
  Accumulated deficit.................................................    (10,848)        (805)
                                                                        ----------   ---------
  Total stockholders' equity..........................................      2,922       12,965
                                                                        ----------   ---------
Total liabilities and stockholders' equity............................  Ps 35,980    Ps 68,493
                                                                        ==========   =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1993          1994          1995
                                                          ---------     ---------     ---------
                                                                  (THOUSANDS OF PESOS)
Net sales...............................................  Ps 21,944     Ps 31,940     Ps 89,959
Cost of products sold...................................     15,595        21,761        50,268
                                                          ---------     ---------     ---------
Gross profit............................................      6,349        10,179        39,691
                                                          ---------     ---------     ---------
Administrative expenses.................................      1,810         2,845         4,088
Selling expenses........................................      1,189         2,881         8,757
                                                          ---------     ---------     ---------
                                                              2,999         5,726        12,845
                                                          ---------     ---------     ---------
Operating profit........................................      3,350         4,453        26,846
                                                          ---------     ---------     ---------
Financing cost:
  Exchange loss (Note 1)................................        (81)       (5,293)       (5,610)
  Interest earned.......................................         86           136         1,297
  Interest paid.........................................     (2,748)       (3,578)       (5,963)
                                                          ---------     ---------     ---------
                                                             (2,743)       (8,735)      (10,276)
                                                          ---------     ---------     ---------
Income (loss) before income tax, profit sharing and
  asset tax provision...................................        607        (4,282)       16,570
                                                          ---------     ---------     ---------
Income tax (benefit) (Note 6)
  Deferred..............................................        367        (1,462)        4,346
Employees' profit sharing
  For the year..........................................         --            --           571
  Deferred..............................................         --          (398)        1,610
Asset tax (Note 5)......................................        239           421            --
                                                          ---------     ---------     ---------
                                                                606        (1,439)        6,527
                                                          ---------     ---------     ---------
Net income (loss).......................................  Ps      1     Ps (2,843)    Ps 10,043
                                                          =========     =========     =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             CAPITAL     ACCUMULATED
                                                         CAPITAL STOCK        STOCK        DEFICIT
                                                       ------------------   ----------   -----------
                                                       (NUMBER OF SHARES)     (THOUSANDS OF PESOS)
Balance at December 31, 1992.........................      13,770,000       Ps  13,770     Ps (8,006)
Net loss for 1993....................................              --               --             1
                                                           ----------         --------     ---------
Balance at December 31, 1993.........................      13,770,000           13,770        (8,005)
Net loss for 1994....................................              --               --        (2,843)
                                                           ----------         --------     ---------
Balance at December 31, 1994.........................      13,770,000           13,770       (10,848)
Net income for 1995..................................              --               --        10,043
                                                           ----------         --------     ---------
Balance at December 31, 1995.........................      13,770,000       Ps  13,770     Ps   (805)
                                                           ==========         ========     =========

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1993       1994        1995
                                                               --------   ---------   ---------
                                                                     (THOUSANDS OF PESOS)
OPERATING ACTIVITIES
Net income (loss)............................................  Ps     1   Ps (2,843)  Ps 10,043
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation...............................................       652         701         821
  Amortization...............................................        89          89          89
  Seniority premiums.........................................        --          --         100
  Deferred income tax........................................      (110)     (1,860)      5,956
  Changes in operating assets and liabilities:
     Receivables.............................................      (636)     (7,988)     (4,693)
     Inventories.............................................    (3,018)       (359)    (11,544)
     Prepaid expenses........................................         4          49        (345)
     Other assets............................................       (96)         --          96
     Accounts payable........................................      (138)        435      12,138
                                                               --------   ---------   ---------
Net cash generated by (used in) operating activities.........    (3,252)    (11,776)     12,661
                                                               --------   ---------   ---------
INVESTING ACTIVITIES
Purchases of property, plant and equipment...................    (1,201)        (88)    (16,277)
                                                               --------   ---------   ---------
FINANCING ACTIVITIES
Increase in short-term bank loans............................       622         415       3,383
Increase in long-term debt...................................     3,942      12,680       1,024
                                                               --------   ---------   ---------
Net cash provided by financing activities....................     4,564      13,095       4,407
                                                               --------   ---------   ---------
Net increase in cash and cash equivalents....................       111       1,231         791
Cash and cash equivalents at beginning of
  the year...................................................       340         451       1,682
                                                               --------   ---------   ---------
Cash and cash equivalents at the end of the year.............  Ps   451   Ps  1,682   Ps  2,473
                                                               ========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.......................................  Ps 2,636   Ps  3,620   Ps  5,868
Cash paid for income taxes...................................  Ps   504   Ps    558   Ps    515

                            See accompanying notes.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995
                              (THOUSANDS OF PESOS)
1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Grupo Industrial Santa Engracia, S.A. de C.V. is a Mexican company based in Cd. Victoria, Tamaulipas. The Company is engaged in the processing of fruit, mainly citrus, to make natural juice, concentrated juice and citrus oils.

     Since the raw materials are of natural origin, their price and availability depend on circumstances that are out of the Company's control, so that the cycle and volume of operations is variable.

     The Company was constituted on August 2, 1988, and began operations in December 1989.

BASIS OF FINANCIAL STATEMENTS

     The Company's accounting records are maintained in Mexican pesos and in accordance with accounting principles generally accepted in Mexico. The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and were obtained from the accounting records after giving effect to the following:

     -- Canceling the effects of inflation on fixed assets.

     -- Recording deferred income taxes.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company provides credit to its customers in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for possible credit losses, which, when realized, have been within the range of management's expectations. A significant portion of sales is made to two customers. One customer accounted for 34.8% and another customer accounted for 10.1% of the Company's net sales during the year ended December 31, 1995.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is calculated at average historical cost.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is calculated by the straight-line method, at the rates indicated below:

    Buildings...................................................................    4.00%
    Machinery and equipment.....................................................    4.25%
    Transportation equipment....................................................   12.00%
    Computer equipment..........................................................    7.00%
    Office equipment............................................................    7.00%
    Installation expenses.......................................................   10.00%

TERMINATION PAYMENTS

     Termination payments due to workers under the terms of Mexican Labor Law are charged to the results of operations in the year in which the decision to dismiss the employee is made.

SENIORITY PREMIUMS

     Seniority premiums are recognized as a cost during the years of service of the personnel. This cost should be determined using independent actuarial computations and applying the projected unitary credit method; however, at December 31, 1995 the Company's Management estimated this liability on a different base, determining and recording an amount of Ps 100. This figure was considered to be sufficient at that date to meet the requirement, and Management intends to obtain an actuarial study in 1996.

     No actuarial study was performed in 1994, and no accrual recorded. It is the Company's opinion that, had such a study been performed, the amount which would have been recorded would not have materially affected the accompanying financial statements for 1994.

TRANSACTIONS IN FOREIGN CURRENCY

     Transactions in foreign currency are recorded at the prevailing exchange rate on the day of the related transaction. Assets and liabilities denominated in foreign currency are translated into Mexican pesos at the prevailing exchange rate as of the balance sheet date. Exchange rate differences are reflected in the current year's operations.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

2. PROPERTY, PLANT AND EQUIPMENT

     This heading included the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                     (THOUSANDS OF PESOS)
    Land...........................................................  Ps    79     Ps   679
    Buildings......................................................     2,980       12,497
    Machinery and equipment........................................    11,915       16,404
    Computer equipment.............................................       219          323
    Office equipment...............................................       338        1,330
    Transportation equipment.......................................       613        1,133
    Installation expenses..........................................     1,181        1,181
                                                                     --------     --------
                                                                       17,325       33,547
    Less:
    Accumulated depreciation.......................................     3,585        4,440
                                                                     --------     --------
                                                                     Ps13,740     Ps29,107
                                                                     ========     ========

     Depreciation expensed during the years ended December 31, 1993, 1994 and 1995 totaled Ps 652, Ps 701 and Ps 821, respectively.

3. BALANCES AND TRANSACTIONS WITH RELATED PARTIES

     Transactions with related parties were as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1993      1994       1995
                                                                -----    -------    -------
                                                                   (THOUSANDS OF PESOS)
    Sales.....................................................  Ps112     Ps 193     Ps 135
                                                                =====    =======    =======
    Purchases.................................................  Ps843    Ps1,383    Ps6,122
                                                                =====    =======    =======

     The following balances with related parties were recorded under clients and suppliers:

                                                                          DECEMBER 31,
                                                                        -----------------
                                                                        1994         1995
                                                                        ----         ----
                                                                          (THOUSANDS OF
                                                                              PESOS)
    Accounts Receivable:
      Clients
      Empacadora Santa Engracia, S.A. de C.V..........................  Ps26         Ps36
      Jugos y Bedidas de Victoria, S.A. de C.V........................    65           --
                                                                        ----         ----
                                                                        Ps91         Ps36
                                                                        ====         ====
    Accounts Payable:
      Suppliers
      Gertrudis Collado Martinez......................................  Ps--         Ps 1
      Jorge Martinez Brohez...........................................   (10)         (14)
      Jose Maria Martinez Brohez......................................    --           (5)
      Citrocel, S.A. de C.V...........................................    30           65
                                                                        ----         ----
                                                                        Ps20         Ps47
                                                                        ====         ====

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

4. BANK LOANS

     At December 31, 1994 and 1995, the Company had the following outstanding bank loans:



                                                             1994               1995
                                                           --------    -----------------------
                                                                       SHORT-TERM    LONG-TERM
                                                                       ----------    ---------
                                                                  (THOUSANDS OF PESOS)
    BANAMEX, S.A.
    Plant and equipment loan of Ps 7,740, due December
      31, 2001, accruing interest at an annual rate of
      LIBOR
      plus 8%............................................  Ps 4,995      Ps1,161      Ps 6,579
    Plant and equipment loan of Ps 11,499, due November
      25, 2004, accruing interest at an annual rate of
      18.5% secured by a mortgage........................    11,499          560        10,939
                                                           --------     --------      --------
                                                           Ps16,494      Ps1,721      Ps17,518
                                                           ========     ========      ========

     The Company also has short-term loans with certain banks, at interest rates of between Libor plus 3.5%, and 18.5%. The loans mature between February and October 1996.

     The exchange rates used to translate amounts in U.S. dollars into Mexican pesos at December 31, 1993, 1994 and 1995 were Ps 3.1099, Ps 4.9950 and Ps 7.7396, respectively.

     Aggregate maturities of long-term debt for the next five years (in thousands) are as follows:

                1996............................................     Ps   --
                1997............................................       1,833
                1998............................................       1,969
                1999............................................       2,132
                2000............................................       2,715
                Thereafter......................................       8,869
                                                                     -------
                                                                    Ps17,518
                                                                     =======

     Based upon interest rates and current market conditions, management believes the fair value of notes payable approximates their carrying value at December 31, 1995.

5. INCOME TAX AND ASSET TAX

     For the year ended December 31, 1995 the Company had a tax loss for income tax purposes.

     Tax loss carry forwards (in thousands) are as follows:

                                                                    AMOUNT              YEAR OF
TAX LOSS YEAR                                                  (RESTATED VALUED)       EXPIRATION
- -------------                                                  -----------------       ----------
   1991..................................................           Ps 1,196              2001
   1992..................................................              7,040              2002
   1993..................................................              2,421              2003
   1994..................................................              4,015              2004
                                                               -------------
                                                                    Ps14,672
                                                               =============

     A 1.8% asset tax is levied on the average value of most assets net of certain liabilities. The asset tax represents a minimum tax and is paid only to the extent that it exceeds income tax for the year. Any asset tax

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

paid can be credited against the total amount of income tax payable in excess of the asset tax in the succeeding ten years.

     During 1995, for tax purposes, the Company depreciated the investments in fixed assets made in that year on an accelerated basis at rates of 74% and 85% of their original cost in accordance with the terms of Mexican Income Tax Law. As a consequence of this accelerated depreciation, the Company obtained an additional benefit in accordance with Asset Tax Law in regard to the Company's right to off-set the asset tax for the year against 34% of the difference between the accelerated depreciation of new investments in 1995 and the tax depreciation in accordance with normal tax rates.

     The balance between the asset tax for the year and the total of the benefit mentioned in the prior paragraph amounts to Ps 3,319, and it can be off-set against asset tax for subsequent years.

     Both the tax loss carry forwards and the benefit amortizable against asset tax were included as deferred asset tax, as described in Note 6.

6. DEFERRED TAXES

     In the preparation of these financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No.
109), "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are determined using the enacted tax laws and rates that will be in effect when the differences are expected to reverse.

     The Company also has permanent differences between its accounting and taxable income, mainly related to the inflationary component and nondeductible expenses, as well as differences between book and inflation-adjusted tax depreciation.

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

     The temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset and liability are as follows:

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                            1994        1995
                                                                          --------    ---------
                                                                          (THOUSANDS OF PESOS)
                                                                                     Income Tax
Assets:
Short-term
  Tax loss carryforwards................................................    Ps 489      Ps   --
  Accrued taxes and expenses............................................        --          157
                                                                          --------    ---------
                                                                               489          157
                                                                          --------    ---------
Long-term
  Tax loss carryforwards................................................     4,708        4,989
  Asset tax.............................................................     1,242        1,710
  Benefit to apply to asset tax.........................................        --        3,319
                                                                          --------    ---------
                                                                             5,950       10,018
                                                                          --------    ---------
          Total assets..................................................   Ps6,439     Ps10,175
                                                                           =======     ========
Liabilities
Short term
  Inventories...........................................................   Ps1,746     Ps 5,687
                                                                          --------    ---------
Long-term
  Fixed assets..........................................................     1,143        5,284
                                                                          --------    ---------
          Total liabilities.............................................   Ps2,889     Ps10,971
                                                                           =======     ========
                                                                              Employees' Profit
                                                                                        Sharing
Assets:
Short-term
  Suppliers.............................................................   Ps    6     Ps    25
  Bank loans............................................................       557           40
  Accrued taxes and expenses............................................        --           46
                                                                          --------    ---------
          Total assets..................................................    Ps 563     Ps   111
                                                                           =======     ========
Liabilities
Short-term
  Inventories...........................................................    Ps 514     Ps 1,673
  Clients...............................................................       135           76
                                                                          --------    ---------
                                                                               649        1,749
                                                                          --------    ---------
Long-term
  Fixed assets..........................................................       240          298
                                                                          --------    ---------
          Total liabilities.............................................    Ps 889     Ps 2,047
                                                                           =======     ========

                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.

     The components of the provision for income taxes include the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                               1993       1994       1995
                                                               -----    --------    -------
                                                                   (THOUSANDS OF PESOS)
    Current
      Federal................................................  Ps239       Ps421      Ps571
    Deferred:
      Federal................................................    367      (1,860)     5,956
                                                               -----    --------    -------
              Total..........................................  Ps606    Ps(1,439)   Ps6,527
                                                               =====    ========    =======

     The Company's provision for income taxes reconciles to the amount computed by applying the statutory Mexican rate of 34% to income before income taxes as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1993        1994        1995
                                                           --------    --------    --------
                                                                 (THOUSANDS OF PESOS)
    Expense computed at statutory rate...................  Ps   206    Ps(1,456)   Ps 5,634
    Employees' profit sharing............................        --        (398)      2,181
    Asset tax............................................       239         421          --
    Utilization of loss or credit carryforwards..........    (1,173)     (1,612)     (3,578)
    Non deductible items and permanent differences.......     1,334       1,606       2,290
                                                           --------    --------    --------
                                                           Ps   606    Ps(1,439)   Ps 6,527
                                                           ========    ========    ========

7. RESTRICTIONS ON RETAINED EARNINGS

     Under Mexican Commercial Law, 5% of each year's income must be allocated to a legal reserve until such reserve reaches 20% of the capital stock (Ps2,754). This reserve can only be distributed to the shareholders in the form of stock dividends.

8. SUBSEQUENT EVENTS

     During the period of January 1 to April 30, 1996, the Company contracted loans with Rabobank Curacao and Arka Securities Inc. for Ps13,909 to use as working capital.

     On May 9, 1996, all of the outstanding shares of the Company's common stock were acquired by The UniMark Group, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Simply Fresh Fruit, Inc.

     We have audited the accompanying balance sheet of Simply Fresh Fruit, Inc., as of December 31, 1995, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simply Fresh Fruit, Inc., at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
April 29, 1996, except for Note 9,
as to which the date is
May 9, 1996

                            SIMPLY FRESH FRUIT, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

Current assets:
  Cash.........................................................................      $    4
  Accounts receivable, net of allowance for doubtful accounts of $21...........         773
  Accounts receivable -- employees.............................................          13
  Inventory....................................................................         159
  Prepaid expenses.............................................................          15
  Income taxes recoverable.....................................................          15
  Deferred income tax..........................................................          11
                                                                                    -------
Total current assets...........................................................         990
Marketable securities, at cost, which approximates fair value..................          87
Property, plant and equipment, net.............................................         422
Patent license, net of amortization of $79.....................................          85
Deferred income tax............................................................          14
Other assets...................................................................          68
                                                                                    -------
Total assets...................................................................      $1,666
                                                                                 ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................      $  530
  Accounts payable -- related parties..........................................         256
  Accrued expenses.............................................................         108
  Accrued expenses -- related parties..........................................          54
  Notes payable, current portion...............................................         126
                                                                                    -------
Total current liabilities......................................................       1,074
Notes payable, less current portion............................................         225
Commitments
Shareholders' equity:
  Capital stock, $1.00 par value:
     Authorized shares -- 200,000
     Issued and outstanding shares -- 10,000...................................          22
  Retained earnings............................................................         345
                                                                                    -------
Total shareholders' equity.....................................................         367
                                                                                    -------
Total liabilities and shareholders' equity.....................................      $1,666
                                                                                     ======

                             See accompanying notes

                            SIMPLY FRESH FRUIT, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                 (IN THOUSANDS)
Net sales......................................................................      $8,918
Cost of products sold..........................................................       6,990
                                                                                     ------
Gross profit...................................................................       1,928
Selling, general and administrative expenses...................................       1,813
                                                                                     ------
Income from operations.........................................................         115
Other income (expense):
  Gain on sale of assets.......................................................           8
  Interest income..............................................................           9
  Interest expense.............................................................         (33)
                                                                                     ------
Income before income taxes.....................................................          99
Income tax expense (benefit):
  Current......................................................................          31
  Deferred.....................................................................          (2)
                                                                                     ------
                                                                                         29
                                                                                     ------
Net income.....................................................................          70
Retained earnings, beginning of year...........................................         275
                                                                                     ------
Retained earnings, end of year.................................................      $  345
                                                                                     ======

                            See accompanying notes.

                            SIMPLY FRESH FRUIT, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.....................................................................      $   70
Adjustments to reconcile net income to net cash used in operating activities:
  Gain on sales of assets......................................................          (8)
  Amortization.................................................................          33
  Depreciation.................................................................         119
  Deferred income taxes........................................................          (2)
  Changes in operating assets and liabilities:
     Increase in accounts receivable...........................................        (101)
     Increase in accounts receivable -- employees..............................         (11)
     Increase in inventory.....................................................          (5)
     Increase in income taxes recoverable......................................         (29)
     Decrease in prepaid expenses..............................................           9
     Decrease in other assets..................................................           9
     Decrease in accounts payable..............................................         (75)
     Decrease in accrued expenses..............................................         (25)
                                                                                      -----
Net cash used in operating activities..........................................         (16)
INVESTING ACTIVITIES
Decrease in deposits...........................................................           5
Purchases of property, plant, and equipment....................................         (13)
Proceeds from sales of fixed assets............................................          11
Increase in other assets.......................................................         (45)
Net purchases of marketable securities.........................................         (30)
                                                                                      -----
Net cash used in investing activities..........................................         (72)
                                                                                      -----
FINANCING ACTIVITIES
Net borrowings -- notes payable................................................          86
                                                                                      -----
Net decrease in cash and cash equivalents......................................          (2)
Cash and cash equivalents at beginning of year.................................           6
                                                                                      -----
Cash and cash equivalents at end of year.......................................      $    4
                                                                                      =====
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid..................................................................      $   33
                                                                                      =====
Income taxes paid..............................................................      $   43
                                                                                      =====

                            See accompanying notes.

                            SIMPLY FRESH FRUIT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION

     The Company was incorporated in the state of California in January 1983. The Company is located in Los Angeles, and is a wholesale processor, packager and seller of fresh fruit and a fresh fruit mix.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of 90 days or less when purchased to be cash equivalents.

  Concentration of Credit Risk

     The Company manufactures and sells citrus products and certain food products to customers in the foodservice and retail industries in the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade receivables generally are due within 30 days. Credit losses have been within management's expectations. A significant portion of sales is made to two customers. One customer accounted for 10.4% and another customer accounted for 19.2% of the Company's net sales during the year ended December 31, 1995.

  Inventory

     Inventory is stated at the lower of cost or market determined on a first-in, first-out basis.

  Property, Plant and Equipment

     Property, plant, and equipment are stated at cost. Depreciation expense is calculated using straight-line and declining balance methods over lives ranging from five to ten years and includes depreciation on assets under capital lease.

  Patent License

     The patent license is being amortized over its expected useful life of five years using the straight-line method.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            SIMPLY FRESH FRUIT, INC.

  Fair Value of Financial Instruments

     Management estimates the fair value of notes payable to approximate their carrying value at December 31, 1995 based upon current market interest rates in relation to the stated and imputed interest rates and the relative liquidity of each instrument.

3. INVENTORY

     A summary of inventory at December 31, 1995 is as follows:

                                                                         (IN THOUSANDS)
        Bulk fruit......................................................      $ 46
        Packaging.......................................................        76
        Labels..........................................................        26
        Finished goods..................................................        11
                                                                          --------
                                                                              $159
                                                                          ========

4. PROPERTY, PLANT AND EQUIPMENT

     The major classes of property, plant and equipment at December 31, 1995 are as follows:

                                                                         (IN THOUSANDS)
        Factory and processing equipment...............................       $235
        Delivery equipment.............................................         54
        Automobiles....................................................         93
        Office equipment...............................................         32
        Leasehold improvements.........................................        309
        Property under capital lease...................................         51
                                                                          --------
                                                                               774
        Less: Accumulated depreciation.................................        352
                                                                          --------
                                                                              $422
                                                                          ========

5. NOTES PAYABLE

                                                                                 (IN THOUSANDS)
Note payable in sixty equal monthly installments of $3,333 beginning August 1,
  1993. Amounts recorded in the financial statements have been discounted at
  8%. .........................................................................       $ 92
Notes payable to a bank; secured by receivables, inventory, equipment, and improvements and guaranteed by the Company's Chairman of the Board and its
  President. Principal payments of $6,250 are due monthly plus interest at
  1 1/2% over the lender's premium rate........................................        220
Capital lease on industrial equipment, payable in 60 equal payments of $1,031
  including interest at 8% per annum...........................................         36
Other..........................................................................          3
                                                                                  --------
                                                                                       351
Less current portion...........................................................        126
                                                                                  --------
                                                                                      $225
                                                                                  ========

                            SIMPLY FRESH FRUIT, INC.

     Aggregate maturities of notes payable for the next four years are as follows:

                                                                         (IN THOUSANDS)
        1996...........................................................       $127
        1997...........................................................        121
        1998...........................................................        101
        1999...........................................................          2
                                                                              ----
                                                                              $351
                                                                              ====

6. COMMITMENTS

     The Company leases its building under an operating lease. The lease is for a period of ten years, expiring in 2004, and contains a purchase option between August 15, 1996 and August 14, 1997 for $4,500,000 or between August 15, 1997 and August 14, 1998 for $4,750,000.

     Future minimum payments under this noncancelable operating lease at December 31, 1995 were:

                                                                         (IN THOUSANDS)
        1996...........................................................       $101
        1997...........................................................        108
        1998...........................................................        110
        1999...........................................................        110
        2000...........................................................        117
        Thereafter.....................................................        400
                                                                              ----
                                                                              $946
                                                                              ====

     Rent expense was $100,800 for the year ended December 31, 1995.

7. INCOME TAXES

     For the year ended December 31, 1995, the components of the provision (benefit) for income taxes include the following:

                                                                         (IN THOUSANDS)
        Current:
          Federal......................................................       $ 21
          State........................................................         10
                                                                               ---
                                                                                31
        Deferred:
          Federal......................................................         (2)
                                                                               ---
        Total..........................................................       $ 29
                                                                               ===

     The Company's provision for income taxes reconciles to the amount computed by applying the applicable statutory U.S. federal rate of 26% to income before income taxes as follows:

                                                                         (IN THOUSANDS)
        Expense computed at statutory rate.............................       $ 26
        State taxes, net of federal benefit............................          7
        Other..........................................................         (4)
                                                                               ---
        Provision for income taxes.....................................       $ 29
                                                                               ===

                            SIMPLY FRESH FRUIT, INC.

     Deferred tax assets and liabilities at December 31, 1995 are comprised of the following:

                                                                         (IN THOUSANDS)
        Deferred tax assets:
          Reserve for bad debts........................................       $  7
          Franchise taxes..............................................          4
          Deferred wages...............................................         26
                                                                               ---
        Total deferred tax assets......................................         37
        Deferred tax liability -- depreciation.........................         12
                                                                               ---
        Net deferred tax asset.........................................       $ 25
                                                                               ===

8. RELATED PARTY TRANSACTIONS

     During 1995, the Company paid approximately $85,000 for raw material (fruit) purchases to entities in which the Chairman of the Board had an interest.

     During 1995, the Company paid approximately $1.7 million in labor costs to P&C Services, an entity which provides all of the hourly skilled labor to the Company. This entity is owned by the President, General Manager, Production Manager and Fruit Procurement Manager of the Company, each of whom own a 25% interest. At December 31, 1995, $10,186 was owed to this entity by the Company and was included in accounts payable-related parties.

     Selling, general and administrative expenses includes commissions and brokerage fees of $203,526 due to an entity owned by the Company's Chairman of the Board for assistance in procuring raw fruit for the Company's use. At December 31, 1995, approximately $246,000 related to these current year and prior year activities was included in accounts payable -- related parties.

     During 1995, the Company paid approximately $52,000 in health insurance premiums to a company owned by the Chairman of the Board, for the costs of providing health insurance benefits to the Company's salaried employees. At December 31, 1995, approximately $54,000 in health insurance premiums payable to this related entity was included in accrued expenses -- related parties.

9. SUBSEQUENT EVENT

     On May 9, 1996 all of the shares of the Company's outstanding common stock were acquired by the UniMark Group, Inc.

                                 EXHIBIT INDEX



Exhibit Number                                                                 Pagination by
- --------------                                                                   Sequential
                                                                              Numbering System
                                                                              ----------------


10.27 Stock Purchase Agreement among The UniMark Group, Inc. and the shareholders of Grupo Industrial Santa Engracia, S.A. De C.V.
              dated as of April 30, 1996.

10.28         Stock Purchase Agreement among The UniMark Group, Inc., UniMark
              Foods, Inc., Sam Perricone and the shareholders of Simply Fresh
              Fruit, Inc. dated as of May 9, 1996.

23.1          Consent of Ernst & Young, LLP.

23.2          Consent of Mancera S.C. Ernst & Young.

23.3          Consent of Garza, Jasso y Asociados

99.1          Press Release of the Registrant dated May 1, 1996.

99.2          Press Release of the Registrant dated May 9, 1996.

99.3          Press Release of the Registrant dated May 10, 1996.

